Exhibit 99.1

VOTING SUPPORT AGREEMENT

THIS AGREEMENT is made as of November 10, 2013

BETWEEN:

AASTRA TECHNOLOGIES LIMITED, a corporation existing under the laws of Canada (“Aastra”)

- and -

MITEL NETWORKS CORPORATION, a corporation existing under the laws of Canada (“Mitel”)

- and -

ARSENAL HOLDCO I, S.A.R.L., a company existing under the laws of Luxembourg ( “Arsenal I”)

- and -

ARSENAL HOLDCO II, S.A.R.L., a company existing under the laws of Luxembourg ( “Arsenal II” and together with Arsenal I, the “Securityholders” and each, a “Securityholder”)

RECITALS:

1.	The Securityholders are the beneficial owners of, or have control or direction over, the Subject Shares.

2.	The Securityholders understand that Aastra and Mitel are, concurrently with the execution and delivery of this Agreement, executing and delivering the Arrangement Agreement.

3.	This Agreement sets out the terms and conditions of the agreement of the Securityholders to abide by the covenants in respect of the Subject Shares and the other restrictions and covenants set forth herein.

NOW THEREFORE, in consideration of the mutual covenants in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Arrangement Agreement. In this Agreement, including the recitals:

“Arrangement Agreement” means the arrangement agreement dated as of the date hereof between Aastra and Mitel, as the same may be amended in accordance with its terms;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Toronto, Ontario;

“Contracts” means contracts, licences, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements to which a Securityholder is a party or by which it is bound or under which a Securityholder has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied), and includes any quotations, orders, proposals or tenders which remain open for acceptance and warranties and guarantees;

“Convertible Securities” has the meaning ascribed thereto in Section 2.1(b);

“Expiry Time” has the meaning ascribed thereto in Section 3.1(a);

“Locked-Up Securities” has the meaning ascribed thereto in Section 3.1(a);

“Notice” has the meaning ascribed thereto in Section 4.7;

“Subject Shares” means all Mitel Shares beneficially owned or controlled, directly or indirectly, by the Securityholders and their Affiliates as at the date hereof, and shall further include any Mitel Shares acquired or over which control is acquired by the Securityholders after the date hereof; and

“Transfer” has the meaning ascribed thereto in Section 3.1(a).

1.2	Singular; Plural, etc.

In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3	Currency

Unless otherwise expressly stated, all references to currency herein shall be deemed to be references to Canadian currency.

1.4	Headings, etc.

The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.5	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement.

1.7	Incorporation of Schedules

The Schedules attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule A – Subject Shares

Schedule B – Form of Written Consent

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Securityholders

The Securityholders, jointly and severally, represent and warrant to Aastra and Mitel (and acknowledge that Aastra and Mitel are relying on these representations and warranties in entering into the transactions contemplated hereby and by the Arrangement Agreement) the matters set out below:

(a)

The Securityholders have the corporate or organizational power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Securityholders and constitutes a valid and binding obligation of the Securityholders enforceable against them in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.;

(b)	The Mitel Shares as set forth in Schedule A represent all the Mitel Shares or securities exercisable or convertible into or exchangeable for Mitel Shares (“Convertible Securities”) held of record or beneficially owned, directly or indirectly, or controlled or directed by the Securityholders. Other than the securities set forth in Schedule A, neither the Securityholders nor any of their Affiliates owns of record or beneficially, or exercises control or direction over, directly or indirectly, or has any agreement or option, or right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Securityholders or any of their Affiliates or transfer to the Securityholders or any of their Affiliates of additional Mitel Shares or Convertible Securities;

(c)	The Securityholders are, and will continue to be until the Effective Time, the sole beneficial owners of the Subject Shares, with good title thereto, free and clear of all encumbrances, liens, restrictions (other than resale, vesting or other similar restrictions), charges, claims and rights of others;

(d)	The Securityholders have the sole right to sell and vote or direct the sale and voting of the Subject Shares;

(e)	No Person has any agreement or option, or any right or privilege (whether by Laws, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Shares or any interest therein or right thereto;

(f)	None of the Subject Shares is subject to any power of attorney, proxy, voting trust, vote pooling or other agreement with respect to the right to vote the Subject Shares, call meetings of any of Mitel’s securityholders or give shareholder consents or approvals of any kind, other than as set out in the Shareholders Agreement dated as of April 27, 2010 between, among others, Mitel and Dr. Matthews;

(g)	None of the execution and delivery by the Securityholders of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Securityholders with the Securityholders’ obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any constating or governing documents, by-laws or resolutions of the Securityholders; (ii) any Contract to which the Securityholders are a party or by which the Securityholders or any of the property or assets of the Securityholders are bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) subject to receipt of any Regulatory Approvals as contemplated in the Arrangement Agreement, any applicable Laws;

(h)	No consent, waiver, approval, authorization, order, exemption, registration, licence or declaration of or by, or filing with, or notification to any Governmental Entity which has not been made or obtained is required to be made or obtained by the Securityholders in connection with the execution and delivery by the Securityholders and enforcement against the Securityholders of this Agreement or the consummation of any transactions provided for herein other than any filings under insider or early warning requirements of applicable securities laws (provided that the Securityholders make no representations or warranties with respect to the consents, waivers, approvals, authorizations or declarations of or by, or filings with, or notices to any Governmental Entities or other third parties on the part of Aastra or Mitel necessary for the consummation of the transactions contemplated by the Arrangement Agreement); and

(i)	There is no private or governmental action, suit, claim, arbitration, investigation or other proceeding in progress or pending before any Governmental Entity, or, to the knowledge of the Securityholders, threatened against the Securityholders or any of their Affiliates or any of their directors or officers (in their capacities as such) that, individually or in the aggregate, could adversely affect in any manner the Securityholders’ ability to enter into this Agreement or perform their obligations hereunder or the title of the Securityholders to any of the Subject Shares. There is no judgment, decree or order against the Securityholders or any of their Affiliates or any of their directors or officers (in their capacities as such) that could prevent, enjoin, alter, delay or adversely affect in any manner the ability of the Securityholders to enter into this Agreement, to perform their obligations under this Agreement or the title of the Securityholders to any of the Subject Shares.

2.2	Representations and Warranties of Aastra

Aastra represents and warrants to the Securityholders (and acknowledges that the Securityholders are relying on these representations and warranties in completing the transactions contemplated hereby and by the Arrangement Agreement) that Aastra is a corporation duly incorporated and validly existing under the laws of the Canada and has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Aastra. This Agreement constitutes a valid and binding obligation of Aastra enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

2.3	Representations and Warranties of Mitel

Mitel represents and warrants to the Securityholders (and acknowledges that the Securityholders are relying on these representations and warranties in completing the transactions contemplated hereby and by the Arrangement Agreement) that Mitel is a corporation duly incorporated and validly existing under the laws of the Canada and has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Mitel. This Agreement constitutes a valid and binding obligation of Mitel enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

ARTICLE 3

COVENANTS

3.1	Covenants of the Securityholders

(a)	The Securityholders hereby irrevocably and unconditionally covenant with Aastra and Mitel that from the date of this Agreement until the termination of this Agreement in accordance with its terms (the “Expiry Time”), the Securityholders shall not (A) sell, transfer, gift, assign, convey, pledge, hypothecate, encumber, option, grant a security interest in or otherwise dispose of any right or interest in (including by way of deposit or tender under any take-over bid) (any such event, a “Transfer”) any of the Subject Shares, or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), without having first obtained the prior written consent of Aastra and Mitel, provided that the Securityholders may Transfer any of the Subject Shares to an entity controlled by them without such consent as long as the transferee assumes all of the obligations of the Securityholders hereunder in respect of the Subject Shares so transferred, or (B) other than as set forth herein, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust, in any way transfer any of the voting rights associated with any of the Subject Shares other than to an entity controlled by them, provided that such entity agrees to abide by the terms of this Agreement, or enter into a voting agreement, understanding or arrangement with respect to the right to vote the Subject Shares, call meetings of Mitel Shareholders or give shareholder consents or approvals of any kind with respect to any Subject Shares

(b)

The Securityholders hereby covenant, undertake and agree from time to time until the Expiry Time to vote (or cause to be voted) all the Subject Shares, at any meeting of any of holders of Mitel Shares at which the Securityholders are entitled to vote and in any action by written consent of the holders of Mitel Shares (including, without limitation, a consent addressed to the TSX and NASDAQ confirming that such holders are in favour of the Arrangement and the issuance of the Consideration Shares and Option Shares, which consent shall be substantially in the form attached as Schedule B hereto, with such changes as may be required by the TSX or NASDAQ):

(i)	in favour of the approval, consent, ratification and adoption of the Arrangement and the transactions contemplated by the Arrangement Agreement (and any actions required for the consummation of the transactions contemplated by the Arrangement Agreement, including the issuance of the Consideration Shares and the Option Shares in connection therewith); and

(ii)	against (A) any merger, reorganization, consolidation, amalgamation, arrangement, business combination, share issuance (other than the Consideration Shares and Option Shares), or share exchange, liquidation, dissolution, recapitalization, or similar transaction involving Mitel; (B) any sale, lease or transfer of any significant part of the assets of Mitel; (C) any Acquisition Proposal; (D) any material change in the capitalization of Mitel (other than in connection with the issuance of the Consideration Shares and Option Shares) or the corporate structure or constating documents of Mitel; (E) any action that would reasonably be expected to impede, delay, interfere with, or discourage the transactions contemplated by the Arrangement Agreement; and (F) any action that is intended to result in a Mitel Material Adverse Effect.

In connection with the foregoing, subject to this Section 3.1(b), the Securityholders hereby irrevocably and unconditionally agree, upon the request of Mitel or Aastra, to (A) deposit an irrevocable proxy, duly completed and executed in respect of all of the Subject Shares at least 10 days prior to any meeting of the holders of Mitel Shares to consider any of the matters identified in paragraph (i) of this Section 3.1(b), voting all such Subject Shares in favour of the applicable matter(s), and (B) deliver to Mitel or Aastra, as applicable, an irrevocable written consent, duly completed and executed in respect of all of the Subject Shares within 10 days of any request by Mitel or Aastra to provide such written consent in support of any of the matters identified in paragraph (i) of this Section 3.1(b) (including, without limitation, a consent addressed to the TSX and NASDAQ confirming that such holder is in favour of the Arrangement and the issuance of the Consideration Shares and Option Shares, which consent shall be substantially in the form attached as Schedule B hereto, with such changes as may be required by the TSX or NASDAQ). The Securityholders hereby irrevocably and unconditionally agree that neither it nor any person on its behalf will take any action to withdraw, amend or invalidate any proxy or consent deposited by the Securityholders pursuant to this Agreement notwithstanding any statutory or other rights which the Securityholders might have unless this Agreement is terminated in accordance with Section 4.1.

(c)	The Securityholders hereby covenant, undertake and agree until the date that is 180 days following the Effective Date (the “Lock-Up Period”), the Securityholders will not, without the prior written consent of Aastra,

(i)	sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, 18,144,786 of the Subject Shares (the “Locked-Up Securities”);

(ii)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Locked-Up Securities, whether any such transaction is to be settled by delivery of Mitel Shares or such other securities, in cash or otherwise; or

(iii)	publicly announce an intention to effect any transaction specified in clause (i) or (ii).

The Securityholders hereby authorize Mitel and its transfer agent, during the Lock-Up Period, to decline the transfer of, or to note stop transfer restrictions on the stock register and other records relating to the Locked-Up Securities of which the Securityholders are the registered holder, and, with respect to Locked-Up Securities of which the Securityholders are the beneficial owner but not the registered holder, the Securityholders hereby agree to cause such registered holder to authorize Mitel and its transfer agent, during the Lock-Up Period, to decline the transfer of or to note stop transfer restrictions on the stock register and other records relating to such Locked-Up Securities. Notwithstanding the foregoing, if any other party is released, in full or in part, from the lock-up restrictions of any similar voting support agreement related to the transactions contemplated by the Arrangement Agreement, then the Securityholders shall be released in the same manner from the restrictions of this Agreement (i.e., in the case where shares of such individual or entity are released from lock-up restrictions, the same percentage of shares held by the Securityholders shall be released from the restrictions of this Agreement on the same terms).

(d)

The Securityholders agree that, until the Expiry Time, neither the Securityholders nor any of their Representatives will, directly or indirectly: (A) solicit, initiate, encourage or otherwise facilitate (including by way of entering into any agreement, arrangement or understanding) inquiries, submissions of proposals or offers from, or provide information to, any other person, entity or group (other than Aastra or Mitel) relating to any Acquisition Proposal or potential Acquisition Proposal, (B) participate in any discussions or negotiations regarding any Acquisition Proposal, or (C) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding related to any Acquisition Proposal. Nothing hereunder shall prevent any shareholder, director or officer of the Securityholders who is a director or officer of Mitel from doing any act or thing that such director or officer is properly obligated to do in such capacity.

(e)	The Securityholders hereby agree to:

(i)	immediately cease and cause to be terminated any and all solicitations, encouragements, existing discussions and negotiations, if any, with any person or group or any agent or representative of such person or group before the date of this Agreement with respect to any Acquisition Proposal or potential Acquisition Proposal; and

(ii)	immediately (and in any event within 24 hours following receipt) notify Mitel of any Acquisition Proposal or inquiry in respect of a potential Acquisition Proposal of which the Securityholders or, to the knowledge of the Securityholders, any of the shareholders, directors or officers of the Securityholders becomes aware. Such notification shall be made orally and in writing and shall include the identity of the person making such Acquisition Proposal or inquiry, a description of the material terms and conditions thereof, together with a copy of all documentation relating to such Acquisition Proposal or inquiry.

(f)	The Securityholders hereby irrevocably waive any rights of appraisal or rights of dissent that the Securityholders may have arising from the transactions contemplated by the Arrangement Agreement.

(g)	The Securityholders hereby agree, until the Expiry Time, to not make any statements which may reasonably be construed as being against the transactions contemplated by the Arrangement Agreement or any aspect thereof and to not bring, or threaten to bring, any suit or proceeding for the purpose of, or which has the effect of, directly or indirectly, stopping, preventing, impeding, delaying or varying such transactions or any aspect thereof.

(h)	The Securityholders agree to promptly notify Aastra and Mitel of any acquisitions by the Securityholders or any of its respective Affiliates of any Mitel Shares after the date hereof. Any such securities shall be subject to the terms of this Agreement as though they were Subject Shares owned by the Securityholders on the date hereof.

(i)	The Securityholders agree that, until the Expiry Time, it will not (i) exercise any securityholder rights or remedies available at common law or pursuant to applicable securities legislation; or (ii) take any other action of any kind, in each case which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the transactions contemplated by the Arrangement Agreement.

(j)	The Securityholders hereby irrevocably consent to:

(i)	details of this Agreement being set out in any information circular and court documents produced by Aastra, Mitel or any of their respective Affiliates in connection with the transactions contemplated by this Agreement and the Arrangement Agreement;

(ii)	this Agreement being made publicly available, including by filing on SEDAR.

(k)	Except as required by applicable Law or applicable stock exchange requirements, the Securityholders shall not make any public announcement or statement with respect to the transactions contemplated herein or pursuant to the Arrangement Agreement without the prior written approval of Mitel.

ARTICLE 4

GENERAL

4.1	Termination

This Agreement shall terminate and be of no further force or effect only upon the earliest of:

(a)	the written agreement of Aastra, Mitel and each Securityholder;

(b)	the termination of the Arrangement Agreement in accordance with its terms or the amendment of the Arrangement Agreement in any manner that the Securityholders determine, in the exercise of their sole discretion, would reasonably be expected to have an adverse effect on their rights or interests in the Mitel Shares;

(c)	the Effective Time; or

(d)	the Outside Date.

4.2	Time of the Essence

Any date, time or period referred to in this Agreement shall be of the essence, except to the extent to which the Securityholders, Aastra and Mitel agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

4.3	Equitable Relief

The parties agree that irreparable harm will occur for which money damages will not be an adequate remedy at Law in the event that any of the provisions of this Agreement are not performed by the Securityholders in accordance with their terms or are otherwise breached. It is accordingly agreed that Aastra and Mitel shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches or threatened breaches of the provisions of this Agreement by the Securityholders and shall be entitled to obtain specific performance by the

Securityholders of any such provisions. The Securityholders hereby agree not to seek the posting of any security bond or other assurance in respect of such injunctive or other equitable relief. Such remedies will not be the exclusive remedies for any breach of this Agreement and will be in addition to all other remedies available at Law or equity.

4.4	Fiduciary Duties

Aastra and Mitel acknowledge that the Securityholders are not making any agreement or understanding herein in any capacity other than in their capacity as securityholders of Mitel. Nothing herein shall restrict the Securityholders from taking in good faith any actions necessary to discharge such securityholders’ fiduciary duties as a director or officer of Mitel.

4.5	Waiver; Amendment

Each party hereto agrees and confirms that any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Securityholders, Aastra and Mitel or in the case of a waiver, by the party against whom the waiver is to be effective and no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.

4.6	Entire Agreement

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

4.7	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a)	if to Mitel:

Mitel Networks Corporation
350 Legget Drive
Kanata, ON, Canada K2K 2W7

	Attention:	Steve Spooner
	Facsimile:	(613) 592-7807
	Email:	steve_spooner@mitel.com

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP

1 First Canadian Place, Suite 6600
Toronto, Ontario M5X 1B8

	Attention:	Craig Wright and Jeremy Fraiberg
	Facsimile:	(416) 862-6666
	Email:	cwright@osler.com and jfraiberg@osler.com

(b)	if to Aastra:

Aastra Technologies Limited
155 Snow Boulevard
Concord, Ontario, Canada L4K 4N9

	Attention:	Francis Shen
	Facsimile:	(905) 760-4238
	Email:	fshen@aastra.com

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP
Suite 5300, TD Bank Tower
Box 48, 66 Wellington Street West
Toronto ON M5K 1E6

	Attention:	Gary Girvan and George Takach
	Facsimile:	(416) 868-0673
	Email:	ggirvan@mccarthy.ca and gtakach@mccarthy.ca

(c)	if to the Securityholder:

One Letterman Drive
Building C—Suite 410
San Francisco, California 94129

Attention: Ben Ball
Facsimile: (415) 418-2900
E-mail: ball@franciscopartners.com

With a copy to:

Shearman & Sterling LLP
Four Ebarcadero Center
San Francisco, California 94111-5994

Attention: Michael J. Kennedy
Facsimile: (415) 616-1100
E-mail: mkennedy@shearman.com

Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. If the Notice is delivered or transmitted after 5:00 p.m. local time or if the day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day.

Either party hereto may, from time to time, change its address by giving Notice to the other parties in accordance with the provisions of this Section 4.7.

4.8	Severability

If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

4.9	Successors and Assigns

The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors, permitted assigns and legal personal representatives, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that Aastra may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an Affiliate without reducing its own obligations hereunder without the consent of the Securityholders.

4.10	Expenses

Each party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

4.11	Independent Legal Advice

The Securityholders acknowledge that they have been afforded the opportunity to obtain independent legal advice and confirm by the execution of this Agreement that they have either done so or waived its right to do so in connection with the entering into of this Agreement.

4.12	Further Assurances

The parties hereto shall, with reasonable diligence, do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

4.13	Execution and Delivery

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Signature page follows.]

IN WITNESS OF WHICH the parties have executed this Agreement.

AASTRA TECHNOLOGIES LIMITED

By:	/s/ Anthony Shen
Name: Anthony Shen
Title: Co-Chief Executive Officer

MITEL NETWORKS CORPORATION

By:	/s/ Steve Spooner
Name: Steve Spooner
Title: Chief Financial Officer

ARSENAL HOLDCO I, S.A.R.L.

By:	/s/ Benjamin Ball
Name: Benjamin Ball
Title: Partner

ARSENAL HOLDCO II, S.A.R.L.

By:	/s/ Benjamin Ball
Name: Benjamin Ball
Title: Partner

SCHEDULE “A”

Registered Owner	Beneficial Owner	Mitel Shares
Arsenal Holdco I, S.A.R.L.	Arsenal Holdco I, S.A.R.L.	14,508,268
Arsenal Holdco II, S.A.R.L.	Arsenal Holdco II, S.A.R.L.	5,589,278

A-1

SCHEDULE “B”

FORM OF WRITTEN CONSENT

(see attached)